UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

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NVE Corporation
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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

Fellow Shareholders:

In fiscal 2009 we continued to advance our mission of leadership in practical spintronics. We reported strong financial performance and positioned ourselves for the future with innovative new products, expanded capacity, and productive research and development.

Our financial performance was strong despite a challenging economy:
    • Total revenue increased 14%
    • Operating income increased 32%
    • Cash and marketable securities increased $9.6 million

As the graphs at right show, revenues and profits were the best in our history, and our balance sheet is as stronger than ever. In the past five years our revenue more than doubled, operating income increased nearly ten fold, and cash plus marketable securities more than quadrupled.

With our exceptional performance, NVE was named to the 2008 Deloitte Technology Fast 500 and the 2008 Forbes list of Best Small Companies.

We introduced innovative products in the past year including a new family of sensors smaller than the head of a pin, a precise current sensor, a tunneling magnetoresistance angle sensor, and our most affordable couplers ever. We received a prestigious 2008 EDN Hot 100 Product award for the new couplers. Our new products could enable more efficient factories and smaller, more reliable medical devices.

Investments in equipment and facilities improved our efficiency, expanded our production capacity, and will support our future growth. Much of the investments were for equipment to deposit the nanoscale layers critical to our technology.

Fiscal 2009 was an especially productive year for R&D. Contract R&D revenue increased 81%, and we were granted five U.S. patents to bring our total to 50. The new patents are applicable to solid-state compassing, MRAM, anti-tamper MRAM, and laboratory-on-a-chip technology.

We enter fiscal 2010 with a strong balance sheet, products in demand, an efficient production infrastructure, excellent technology, and talented employees.

In March, NVE celebrated its 20th anniversary. We began operation in 1989 as Nonvolatile Electronics in the basement of our founder, spintronics pioneer Dr. James M. Daughton. We have come a long way in 20 years, and we remain passionately committed to Jim’s vision of leading a spintronics revolution.

Sincerely,

Daniel A. Baker
President and Chief Executive Officer

Statements used in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC. The Company undertakes no obligation to update forward-looking statements.